Exhibit 99.1

FOR IMMEDIATE RELEASE

Robert Forrester	Gina Nugent
EVP, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX ANNOUNCES INITIATION OF PHASE 2B CLINICAL STUDY OF

CRX-102 IN KNEE OSTEOARTHRITIS

— First Patient Dosed —

Cambridge, MA, September 26, 2007 – CombinatoRx, Incorporated (NASDAQ: CRXX) today announced that it has dosed the first patient in a Phase 2b clinical trial in knee osteoarthritis with CRx-102, an oral synergistic combination drug candidate in development for immuno-inflammatory diseases. The trial, COMET-1 (CRx-102 Osteoarthritis Multi-center Evaluation Trial), is designed to evaluate the efficacy of CRx-102 compared to placebo in subjects with symptomatic knee osteoarthritis.

“CRx-102 has already demonstrated clinical efficacy in three Phase 2a clinical studies, including hand osteoarthritis and rheumatoid arthritis,” commented Daniel Grau, Chief Operating Officer of CombinatoRx. “We remain on-track to initiate a Phase 2b trial with CRx-102 in rheumatoid arthritis soon and look forward to providing updates on the progress of this and our other product candidates over the next several months”.

About CRx-102

CRx-102 is an oral synergistic combination drug candidate containing the cardiovascular agent dipyridamole and an unconventionally low dose of the steroid prednisolone. CRx-102 works through a novel mechanism of action in which dipyridamole selectively amplifies prednisolone’s anti-inflammatory and immunomodulatory activities without replicating its side effects. In Phase 2 clinical trials, CRx-102 demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis, and was generally well tolerated. CRx-102 is being developed in a modified-release commercial formulation for the treatment of multiple immuno-inflammatory diseases.

To date, CRx-102 has demonstrated positive results in three placebo-controlled Phase 2 clinical trials. In a previous study of hand osteoarthritis, CRx-102 demonstrated a statistically significant reduction in pain and stiffness (31% vs. 7%) as well as improvements in tender and swollen joints. In a rheumatoid arthritis trial, CRx-102 demonstrated statistically significant improvements in ACR20 (63% vs. 30%) and DAS28 scores (-1.6 vs. -0.7). The anti-inflammatory effect of CRx-102 was further demonstrated in an inflammatory biomarker study, in which subjects treated with CRx-102 experienced a statistically significant reduction in C-reactive protein compared with placebo (-0.65mg/L vs. 0mg/L).

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

About the Trial Design

This clinical trial is a multi-center, randomized, double-blind, placebo-controlled Phase 2b study evaluating the safety and efficacy of CRx-102 in subjects with symptomatic knee osteoarthritis. Approximately 250 subjects are planned to be enrolled. The trial is a typical flare design and eligible patients with active disease will show an increase in knee pain (as determined by WOMAC pain scale) upon NSAID/COXIB withdrawal. Patients will be randomized to three different doses of CRx-102 (2.7mg prednisolone and 360mg, 180mg or 90mg of dipyridamole), 2.7mg of prednisolone alone or placebo. Patients will be dosed for a total of 14 weeks (98 days) including an initial two-week dipyridamole titration phase. The primary endpoint of this study to assess the efficacy of CRx-102 compared to placebo is the change in WOMAC pain score (a single question related to walking on a flat surface) calculated from baseline to day 98. Secondary endpoints include the full WOMAC pain, stiffness, physical function parameters and patient global assessment scores.

About Osteoarthritis

Osteoarthritis is the most common degenerative joint disease and a frequent cause of physical disability among older adults. According to the Arthritis Foundation, more than 21 million people in the United States suffer from the disease. Osteoarthritis affects the hands, lower back, neck, and weight-bearing joints such as the knees, hips, and foot joints. Symptoms of osteoarthritis range from stiffness and intermittent mild pain to severe joint pain and impaired biomechanical function. Although there is no cure for most forms of osteoarthritis, various therapies can help patients manage symptoms such as non-steroidal anti-inflammatory drugs, COX-2 inhibitors, local analgesics, intra-articular corticosteroid injection and surgery.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidate CRx-102, its clinical, commercial and therapeutic potential, its plans for clinical and formulation development of CRx-102, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and CRx-102 involve significant risks, uncertainties and assumptions, including risks related to the Company’s ability to enroll and successfully complete its clinical trials of CRx-102, the Company’s ability to develop a proprietary formulation of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of CRx-102, the unproven nature of the CombinatoRx drug discovery technology, the Company’s ability to obtain additional financing or funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c)	2007 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com